PRICING SUPPLEMENT
Dated August 14, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283672
(To Prospectus dated February 6, 2025,
Index Supplement dated February 6, 2025
and Product Supplement dated February 6, 2025)

UBS AG Trigger Autocallable Contingent Yield Notes

$260,000 linked to the Solactive U.S. Large Cap Volatility Navigator 40 Index due August 19, 2031

Investment Description

UBS AG Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the Solactive U.S. Large Cap Volatility Navigator 40 Index (the “underlying asset”). UBS will pay a contingent coupon on a coupon payment date only if the closing level of the underlying asset on the applicable observation date (including the final valuation date), is equal to or greater than the coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes early if the closing level of the underlying asset on any observation date (beginning after 6 months) prior to the final valuation date is equal to or greater than the call threshold level, which is a level of the underlying asset equal to a percentage of the initial level, as indicated herein. If the Notes are subject to an automatic call, UBS will pay you on the coupon payment date corresponding to such observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the underlying asset from the initial level to the final level (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupons during the term of the Notes. Generally, a higher contingent coupon rate on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on the related coupon payment date if the closing level of the underlying asset is equal to or greater than the coupon barrier on an observation date (including the final valuation date). If, however, the closing level of the underlying asset is less than the coupon barrier on an observation date, no contingent coupon will be paid for the related coupon payment date.

❑

Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due on the related coupon payment date if the closing level of the underlying asset is equal to or greater than the call threshold level on any observation date (beginning after 6 months) prior to the final valuation date. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the Notes have not been subject to an automatic call and the final level is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment that is equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	August 14, 2026
Settlement Date*	August 19, 2026
Observation Dates**	Monthly (callable after 6 months) (see page 4)
Final Valuation Date**	August 14, 2031
Maturity Date**	August 19, 2031
*

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one business day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

Underlying Asset	Bloomberg Ticker	Contingent Coupon Rate	Initial Level	Call Threshold Level	Coupon Barrier	Downside Threshold	CUSIP	ISIN
Solactive U.S. Large Cap Volatility Navigator 40 Index	SONAV40D	13.20% per annum	320.07	320.07, which is 100.00% of the Initial Level	192.04, which is 60.00% of the Initial Level	160.04, which is 50.00% of the Initial Level	90265WML1	US90265WML18

The estimated initial value of the Notes as of the trade date is $933.60. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 8 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated February 6, 2025, the accompanying prospectus dated February 6, 2025 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Compensation(1)(2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Solactive U.S. Large Cap Volatility Navigator 40 Index	$260,000.00	$1,000.00	$9,100.00	$35.00	$250,900.00	$965.00

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may have agreed to purchase Notes from a third-party dealer at a purchase price of at least $965.00 per Note, and such third-party dealer, with respect to such sales, may have agreed to forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $35.00 per Note sold in this offering. UBS Securities LLC has agreed to re-allow the full amount of this discount to one or more third-party dealers. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received. UBS Securities LLC will also pay another unaffiliated dealer a marketing fee of $15.00 per Note with respect to all of the Notes in connection with its marketing efforts. The marketing fee will be deducted from amounts remitted to UBS.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

♦Index Supplement dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000183988225007688/ubs_424b2-03745.htm

♦Prospectus dated February 6, 2025:
http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Trigger Autocallable Contingent Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated February 6, 2025, references to the “index supplement” mean the UBS index supplement, dated February 6, 2025 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated February 6, 2025.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the stocks comprising the underlying asset (the “underlying constituents”).

♦You understand and accept that the decrement will place a drag on the performance of the underlying asset potentially offsetting any appreciation of, or exacerbating any declines in, the underlying asset.

♦You are willing to receive few or no contingent coupons and believe that the closing level of the underlying asset will be equal to or greater than the coupon barrier on each observation date and that the final level will be equal to or greater than the downside threshold.

♦You understand and accept that you will not participate in any appreciation in the level of the underlying asset and that your potential return is limited to any contingent coupons.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You are willing to invest in the Notes based on the contingent coupon rate specified on the cover hereof.

♦You are willing to invest in the Notes based on the call threshold level, downside threshold and coupon barrier specified on the cover hereof.

♦You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the S&P 500® Index constituents.

♦You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the underlying asset and understand the underlying asset's methodology and related risks including, without limitation, the decrement and leverage features, the volatility target, investment strategy and limited performance history.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any payments due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a significant portion or all of your initial investment or you are not willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the underlying constituents.

♦You do not understand or accept that the decrement will place a drag on the performance of the underlying asset potentially offsetting any appreciation of, or exacerbating any declines in, the underlying asset.

♦You are unwilling to receive few or no contingent coupons during the term of the Notes or believe that the closing level of the underlying asset will decline during the term of the Notes and is likely to be less than the coupon barrier on each observation date or that the final level will be less than the downside threshold.

♦You seek an investment that participates in the appreciation in the level of the underlying asset or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You are unwilling to invest in the Notes based on the contingent coupon rate specified on the cover hereof.

♦You are unwilling to invest in the Notes based on the call threshold level, downside threshold or coupon barrier specified on the cover hereof.

♦You seek guaranteed current income from your investment or prefer to receive any dividends paid on the S&P 500® Index constituents.

♦You are unable or unwilling to hold Notes that may be subject to an automatic call, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying asset or do not understand the underlying asset's methodology or related risks including, without limitation, the decrement or leverage features, the volatility target, investment strategy or limited performance history.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term	Approximately 5 years, unless subject to an automatic call.
Underlying Asset	The Solactive U.S. Large Cap Volatility Navigator 40 Index.
Contingent Coupon & Contingent Coupon Rate

If the closing level of the underlying asset is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to that observation date on the relevant coupon payment date.

If the closing level of the underlying asset is less than the coupon barrier on any observation date (including the final valuation date), the contingent coupon applicable to that observation date will not accrue or be payable and UBS will not make any payment to you on the related coupon payment date.

The contingent coupon is a fixed amount based upon equal periodic installments at a per annum rate (the “contingent coupon rate”). The table below sets forth the contingent coupon rate and contingent coupon for each Note that would be applicable to each observation date on which the above conditions are satisfied.

	Contingent Coupon Rate	Contingent Coupon
	13.20%	$11.00

Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of the underlying asset is less than the coupon barrier.

Automatic Call Feature

UBS will automatically call the Notes if the closing level of the underlying asset on any observation date (beginning after 6 months) other than the final valuation date is equal to or greater than the call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due (the “call settlement amount”). Following an automatic call, no further payments will be made on the Notes.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Call Threshold Level(1)	A specified level of the underlying asset that is equal to a percentage of the initial level, as specified on the cover hereof.
Downside Threshold(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Coupon Barrier(1)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Initial Level(1)	The closing level of the underlying asset on the trade date, as specified on the cover hereof.
Final Level(1)	The closing level of the underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of the underlying asset is observed and the final terms of the Notes are set.

Observation Dates (Monthly, callable beginning after 6 months)

If the closing level of the underlying asset is equal to or greater than the coupon barrier on any observation date (including the final valuation date), UBS will pay you a contingent coupon on the corresponding coupon payment date.

The Notes will be subject to an automatic call if the closing level of the underlying asset on any observation date (beginning after 6 months) other than the final valuation date is equal to or greater than the call threshold level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due . Following an automatic call, no further payments will be made on the Notes.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any payments owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your initial investment if the Notes are not subject to an automatic call and the final level is less than the downside threshold. You may not receive any contingent coupons during the term of the Notes.

Observation Dates(1) and Coupon Payment Dates(1)(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
September 14, 2026*	September 17, 2026*	May 15, 2028	May 18, 2028	January 14, 2030	January 17, 2030
October 14, 2026*	October 19, 2026*	June 14, 2028	June 20, 2028	February 14, 2030	February 20, 2030
November 16, 2026*	November 19, 2026*	July 14, 2028	July 19, 2028	March 14, 2030	March 19, 2030
December 14, 2026*	December 17, 2026*	August 14, 2028	August 17, 2028	April 15, 2030	April 18, 2030
January 14, 2027*	January 20, 2027*	September 14, 2028	September 19, 2028	May 14, 2030	May 17, 2030
February 16, 2027*	February 19, 2027	October 16, 2028	October 19, 2028	June 14, 2030	June 20, 2030
March 15, 2027	March 18, 2027	November 14, 2028	November 17, 2028	July 15, 2030	July 18, 2030
April 14, 2027	April 19, 2027	December 14, 2028	December 19, 2028	August 14, 2030	August 19, 2030
May 14, 2027	May 19, 2027	January 16, 2029	January 19, 2029	September 16, 2030	September 19, 2030
June 14, 2027	June 17, 2027	February 14, 2029	February 20, 2029	October 14, 2030	October 17, 2030
July 14, 2027	July 19, 2027	March 14, 2029	March 19, 2029	November 14, 2030	November 19, 2030
August 16, 2027	August 19, 2027	April 16, 2029	April 19, 2029	December 16, 2030	December 19, 2030
September 14, 2027	September 17, 2027	May 14, 2029	May 17, 2029	January 14, 2031	January 17, 2031
October 14, 2027	October 19, 2027	June 14, 2029	June 20, 2029	February 14, 2031	February 20, 2031
November 15, 2027	November 18, 2027	July 16, 2029	July 19, 2029	March 14, 2031	March 19, 2031
December 14, 2027	December 17, 2027	August 14, 2029	August 17, 2029	April 14, 2031	April 17, 2031
January 14, 2028	January 20, 2028	September 14, 2029	September 19, 2029	May 14, 2031	May 19, 2031
February 14, 2028	February 17, 2028	October 15, 2029	October 18, 2029	June 16, 2031	June 20, 2031
March 14, 2028	March 17, 2028	November 14, 2029	November 19, 2029	July 14, 2031	July 17, 2031
April 17, 2028	April 20, 2028	December 14, 2029	December 19, 2029	Final Valuation Date	Maturity Date

*	The Notes are not callable until the first potential call settlement date, which is February 19, 2027.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)

Three business day(s) following each observation date, except that the coupon payment date for the final valuation date is the maturity date. If you are able to sell your Notes in the secondary market on a day following an observation date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you will be entitled to any payment attributable to that observation date.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the full principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and in extreme situations, you could lose all of your initial investment.

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is equal to or greater than the downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.

♦You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. If the closing level of the underlying asset is less than the coupon barrier on an observation date, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of the underlying asset is less than the coupon barrier on each observation date, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.

♦Your potential return on the Notes is limited to any contingent coupons, you will not participate in any appreciation of the underlying asset or underlying constituents and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying asset. In addition, your return on the Notes will vary based on the number of observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. The Notes will only be subject to an automatic call if the closing level of the underlying asset on any observation date is equal to or greater than the call threshold level. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any coupon payment date after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in the underlying asset or underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.

♦A higher contingent coupon rate or lower downside threshold or coupon barrier may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barrier and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset when the terms of the Notes are set on the trade date, the greater the expectation is as of that date that the closing level of the underlying asset could be less than the coupon barrier on the observation dates and that the final level could be less than the downside threshold and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. Additionally, the underlying asset is rebalanced daily in order to aim to maintain its target volatility of 40%. The actual realized annualized volatility of the underlying asset may be greater than or less than the target volatility, which may adversely affect the level of the underlying asset. See "Risks Relating to Characteristics of the Underlying Asset — The underlying asset may not achieve its target volatility" herein. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower downside threshold and/or coupon barrier than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, a relatively lower downside threshold and/or coupon barrier may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.

♦Reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the applicable call threshold level on any observation date prior to the final valuation date, as set forth elsewhere herein. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable rate of return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely it is that the Notes will be subject to an automatic call due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. As a result, such periods generally coincide with a period of greater risk of principal loss on your Notes.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset or the underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and underlying constituents.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that the closing level of the underlying asset will be equal to or greater than the coupon barrier on each observation date or, if the Notes are not subject to an automatic call, that the final level will be equal to or greater than the downside threshold. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with the underlying asset in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦Changes affecting the underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Notes — The policies of the index sponsor as specified under “Information About the Underlying Asset” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Further, indices like the underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlying asset) or the administrator (the index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Notes.

♦UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.

♦The underlying asset includes a 6.0% per annum daily deduction which will adversely affect its performance — The underlying asset' is subject to a 6.0% per annum daily deduction, or decrement. The level of the underlying asset' will trail the value of an identically constituted synthetic portfolio that is not subject to any such deduction. The underlying asset deduction will place a significant drag on its performance, potentially offsetting any appreciation of, or exacerbating any declines in, the underlying asset. The underlying asset will not appreciate unless the return of its investment strategy is sufficient to offset the negative effects of the index deduction, and then only to the extent that the return of its investment strategy is greater than the index deduction. As a result of the daily decrement, the level of the underlying asset may decline even if the return of its investment strategy is positive. The daily deduction is one of the inputs our internal pricing models use to value the derivative or derivatives underlying the economic terms of the Notes for purposes of determining the estimated value of the Notes set forth on the cover of this pricing supplement and is a variable that affects the economic terms of the Notes. Holding the estimated initial value of the Notes and market conditions constant, the economic terms of the Notes, including the contingent coupon rate, downside threshold and coupon barrier, are more favorable to you than the terms that would be available on a hypothetical note issued by us linked to an identical underlying asset without a daily deduction. However, there can be no assurance that any improvement in the terms of the Notes derived from the daily deduction will offset any negative effect of the daily deduction on the performance of the underlying asset. The return on the Notes may be lower than the return on a hypothetical note issued by us linked to an identical underlying asset without a daily deduction.

♦The underlying asset may not be successful or outperform any alternative strategy that might be employed in respect of the futures contracts — No assurance can be given that the investment strategy on which the underlying asset is based will be successful or that the underlying asset will outperform any alternative strategy that might be employed with respect to the Solactive Future Series 5-Day Roll United States 500 Excess Return USD Index (the "underlying index") or the futures contracts. The underlying asset has been developed based on predetermined rules that may not prove to be advantageous or successful, and will not be adjusted for market conditions.

♦The underlying asset may not achieve its target volatility — No assurance can be given that the underlying asset will maintain a realized volatility that approximates its target volatility. The actual realized volatility of the underlying asset may be greater than or less than the target volatility of 40%, which may adversely affect the performance of the underlying asset. On each daily rebalancing day (as defined in "Annex A — Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index" included at the end of this document), the underlying asset's exposure to the underlying index is reweighted, if necessary, based on the greater of the 5-day and 40-day realized volatility of the futures contracts. The underlying asset has a maximum exposure of 500%, which may limit the ability of the underlying asset to achieve the volatility target where achieving the volatility target would require exposure in excess of the maximum amount. Further, realized volatility is backward looking and determined by reference to historical prices (whether historical settlement prices or the time-weighted average price ("TWAP") of traded prices on the relevant date). Accordingly, there is no guarantee that using the realized volatility measure to determine the underlying asset's exposure to the underlying index will actually result in an investment with volatility equal to the target volatility of 40%. In addition, the volatility of the futures contracts on any day may change quickly and unexpectedly. Accordingly, the actual realized annualized volatility of the underlying asset may be greater than or less than the target volatility, which may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, your investment.

♦The underlying asset is an "excess return" index and not a "total return" index — The underlying asset and the related underlying index is an "excess return" index and not a "total return” index, which means it measures the returns accrued from investing in uncollateralized futures contracts. As a result, the level of the underlying asset does not benefit from any “collateral return” on any futures contracts (interest on cash deposited as collateral for the purchase of futures contracts) or any dividends or other distributions on any index constituents of the S&P 500® Index.

♦The underlying asset is subject to risks associated with the use of significant leverage — On each daily rebalancing day, the underlying asset will employ leverage to increase the exposure of the underlying asset to the underlying index if the greater of the 5-day and 40-day realized volatility of the futures contracts is below 40%, subject to a maximum exposure of 500%. Under normal market conditions in the past, the futures contracts would have tended to exhibit a realized volatility below 40%. Accordingly, the underlying asset would have generally employed leverage in the past, except during periods of elevated volatility. When leverage is employed, any movements in the prices of the futures contracts will result in greater changes in the level of the underlying index and, consequently, the underlying asset than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the futures contracts, which, in turn, would negatively affect the performance of the underlying asset. In situations where a significant increase in the greater of the 5-day and 40-day realized volatility is accompanied by a significant decline in the value of the futures contracts, the level of the underlying asset may decline significantly before subsequent rebalancing days when the underlying asset’s exposure to the futures contracts would be reduced.

♦The underlying asset may be significantly uninvested — On each daily rebalancing day, the underlying asset’s exposure to the underlying index will be less than 100% when the relevant realized volatility is above 40%. If the underlying asset’s exposure to the underlying index is less than 100%, the underlying asset will not be fully invested in the underlying index, and any uninvested portion will earn no return. The underlying asset may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the futures contracts that comprise the underlying index on any such day. The 6.0% per annum deduction is deducted daily, even when the underlying asset is not fully invested.

♦The underlying asset may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the underlying index — As the futures contracts included in the underlying asset come to expiration, they are replaced by futures contracts that expire three months later. This is accomplished by synthetically selling the expiring futures contract and synthetically purchasing the futures contract that expires three months from that time. This process is referred to as “rolling”, and will occur over a 5-day period resulting in the underlying index exclusively referencing the second nearby futures contracts by the expiration date of the nearby futures contracts. Excluding other considerations, if the market for the futures contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the later futures contract would take place at a price that is higher than the price of the expiring futures contract, thereby creating a negative “roll yield.” In addition, excluding other considerations, if the market for the futures contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the later futures contract would take place at a price that is lower than the price of the expiring futures contract, thereby creating a positive “roll yield.” While the prices of the futures contracts cannot be predicted, historically, the futures contracts have generally experienced periods of contango. The presence of contango in the market for the futures contracts could adversely affect the level of the underlying asset and, accordingly, the market value of, and return on, your investment.

♦There are concentration risks associated with the underlying index, and therefore, the underlying asset, that may adversely affect the market value of, and return on, your investment — The underlying index, and therefore, the underlying asset, generally provides exposure to a single futures contract on the S&P 500® Index that trades on the Chicago Mercantile Exchange ("CME"). Accordingly, the Notes are less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware that other indices may be more diversified than the underlying asset in terms of both the number and variety of futures contracts.

♦The underlying asset is subject to significant risks associated with futures contracts, including volatility — The underlying asset tracks the underlying index, which seeks exposure to the returns of the futures contracts that reference the S&P 500 Index. The price of a futures contract depends not only on the price of the underlying referenced by the futures contracts, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile.

♦Suspension or disruptions of market trading in futures contracts may adversely affect the market value of, and return on, your investment — Futures markets like the CME, the market for the futures contracts, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the underlying asset and, therefore, the market value of, and return on, your investment.

♦The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available — The official settlement price and intraday trading prices of the futures contracts are calculated and published by the CME and are used to calculate the exposure of the underlying asset. Any disruption in trading of the futures contracts could delay the release or availability of the official settlement price and intraday trading prices and may delay or prevent the calculation of the underlying asset.

♦Changes in the margin requirements for the futures contracts included in the underlying asset may adversely affect the market value of, and return on, your investment — Futures exchanges require market participants to post collateral in order to open and to keep open positions in futures contracts. If an exchange changes the amount of collateral required to be posted to hold positions in the futures contracts, market participants may adjust their positions, which may affect the prices of the futures contracts. Regardless of margin requirements, because each of the underlying index and underlying asset is an excess return index, it represents an unfunded position in the futures contracts, meaning there is no benefit of any return on collateral. As a result, the level of the underlying asset may be affected, which may adversely affect the market value of, and return on, your investment.

♦Adjustments to the underlying asset or underlying index could adversely affect the market value of, and return on, your investment — The sponsor of the underlying asset and/or underlying index may add, delete or substitute the underlying asset components or make other methodological changes that could change the value of their levels, as the case may be, and could also discontinue or suspend calculation or publication of the underlying asset or underlying index at any time. Any of these actions could adversely affect the market value of, and return on, your investment.

♦The underlying asset was established on September 26, 2025 and, therefore, has very limited operating history and relies on hypothetical back-tested data that does not represent actual historical data and is subject to inherent limitations — The performances of the underlying asset and some of the component data have been retrospectively simulated for the period prior to September 26, 2025. A retrospective simulation was provided because no live data tracking the performance of the underlying asset existed at any time during the period of the retrospective simulation. The methodology and the underlying asset used for the calculation and retrospective simulation of the underlying asset has been developed with the advantage of hindsight. However, it is not possible to invest with the advantage of hindsight and, therefore, this simulated historical performance is purely theoretical and is not indicative of future performance.

♦The hypothetical back-tested performance of the underlying asset set forth under “Hypothetical Back-Tested Data and Historical Information” herein is purely theoretical and does not represent the actual historical performance of the underlying asset and has not been verified by an independent third party — Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested methodology that has been designed with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect the performance of the underlying asset or the Notes and may reflect a bias toward strategies that have performed well in the past. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. Furthermore, any publicly available information regarding the underlying asset prior to January 3, 2007 will have been calculated using only end-of-day prices for the applicable futures contracts rather than both the end-of-day prices and the TWAP of intraday prices for the futures contracts, as described in "Annex A — Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index". The use of such data, which differs from both the underlying asset's methodology and all calculations on and after January 3, 2007 could impact the hypothetical back-tested levels of the underlying asset for such period.

♦The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) - An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “-Risks Relating to Liquidity and Secondary Market Price Considerations -There may be little or no secondary market for the Notes” below. In addition, the proceeds UBS receives from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore, an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments is often subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

Estimated Value Considerations

♦The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset and underlying constituents, the decrement embedded in the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting compensation, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; the decrement embedded in the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying asset. The calculation agent can postpone the determination of the terms of the Notes if a market disruption event occurs or is continuing on the trade date or any observation date (including the final valuation date). As UBS determines the economic terms of the Notes, including the contingent coupon rate, call threshold level, downside threshold and coupon barrier, and such terms include the underwriting compensation, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset or any underlying constituent, may adversely affect the level of the underlying asset and, therefore, the market value of, and return on, the Notes.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any payments owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. Prior to any debt-to-equity swap or write-off with respect to any Notes, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Notes; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Notes will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Notes. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Notes and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon an automatic call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 5 years
Contingent Coupon Rate:	12.00% per annum (or 1.00% per month)
Contingent Coupon:	$10.00 per month
Observation Dates:	Monthly (callable after 6 months)
Initial Level:	100.00
Call Threshold Level:	100.00 (which is equal to 100.00% of the Initial Level)
Coupon Barrier:	60.00 (which is equal to 60.00% of the Initial Level)
Downside Threshold:	50.00 (which is equal to 50.00% of the Initial Level)

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Call Threshold Level on the Observation Date corresponding to the first potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First through Fifth Observation Date	Various (all equal to or greater than Call Threshold Level and Coupon Barrier)	$50.00 (Aggregate Contingent Coupons – Not Callable)
Sixth Observation Date	120.00 (equal to or greater than Call Threshold Level and Coupon Barrier)	$1,010.00 (Call Settlement Amount)
	Total Payment:	$1,060.00 (6.00% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately 6 months after the trade date), UBS will pay you on the call settlement date a total of $1,010.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $50.00 received in respect of the prior observation dates, UBS will have paid you a total of $1,060.00 per Note, for a total return of 6.00% on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Notes are NOT subject to an Automatic Call and the Final Level is equal to or greater than the Downside Threshold and Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	90.00 (equal to or greater than Coupon Barrier; less than Call Threshold Level)	$10.00 (Contingent Coupon)
Second through Fifty-Ninth Observation Date	Various (all less than Call Threshold Level and Coupon Barrier)	$0.00
Final Valuation Date	110.00 (equal to or greater than Coupon Barrier and Downside Threshold)	$1,010.00 (Payment at Maturity)
	Total Payment:	$1,020.00 (2.00% total return)

Because the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note at maturity equal to the principal amount. Because the final level was also equal to or greater than the coupon barrier, a contingent coupon will be paid with respect to the final valuation date. At maturity, UBS will pay you a total of $1,010.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $10.00 received in respect of the first observation date, UBS will have paid you a total of $1,020.00 per Note, for a total return of 2.00% on the Notes.

Example 3 - The Notes are NOT subject to an Automatic Call and the Final Level is equal to or greater than the Downside Threshold and less than the Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	95.00 (equal to or greater than Coupon Barrier; less than Call Threshold Level)	$10.00 (Contingent Coupon)
Second through Fifty-Ninth Observation Date	Various (all less than Call Threshold Level and Coupon Barrier)	$0.00
Final Valuation Date	50.00 (less than Coupon Barrier and equal to or greater than Downside Threshold)	$1,000.00 (Payment at Maturity)
	Total Payment:	$1,010.00 (1.00% total return)

Because the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note at maturity equal to the principal amount. Because the final level is also less than the coupon barrier, no contingent coupon will be paid with respect to the final valuation date. At maturity, UBS will pay you a total of $1,000.00 per Note (reflecting your principal amount). When added to the contingent coupon of $10.00 received in respect of the first observation date, UBS will have paid you a total of $1,010.00 per Note, for a total return of 1.00% on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level is less than the Downside Threshold and Coupon Barrier.

Date	Closing Level	Payment (per Note)
First Observation Date	95.00 (equal to or greater than Coupon Barrier; less than Call Threshold Level)	$10.00 (Contingent Coupon)
Second through Fifty-Ninth Observation Date	Various (all less than Call Threshold Level and Coupon Barrier)	$0.00
Final Valuation Date	40.00 (less than Coupon Barrier and Downside Threshold)	$1,000.00 × [1 + Underlying Return] = $1,000.00 × [1 + (-60.00%)] = $1,000.00 × 40.00% = $400.00 (Payment at Maturity)
	Total Payment:	$410.00 (59.00% loss)

Because the Notes are not subject to an automatic call and the final level is less than the downside threshold, at maturity you will be exposed to the negative return of the underlying asset and UBS will pay you $400.00 per Note. When added to the contingent coupon of $10.00 received in respect of the first observation date, UBS will have paid you $410.00 per Note, for a loss on the Notes of 59.00%.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any payments owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

Solactive U.S. Large Cap Volatility Navigator 40 Index

The Solactive U.S. Large Cap Volatility Navigator 40 Index (the “Index”) was developed by Solactive AG ("Solactive" or the "Index Sponsor"), with consultation from UBS. The Index is owned, calculated, administered, maintained and published by Solactive. The Index was established on September 26, 2025 and is reported by Bloomberg under the ticker symbol "SONAV40D Index". For additional Information about the Index and the Underlying Index, see "Annex A — Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index" ("Annex A").

Overview

The Index is rules-based and seeks to provide dynamic exposure to the Solactive Future Series 5-Day Roll United States 500 Excess Return USD Index (the "Underlying Index"), while seeking to achieve the "target volatility", and is subject to the "Decrement" (as defined below). As discussed more fully in Annex A, the Index is calculated daily in U.S. dollars on each “calculation day”, which is a day that is a “futures trading day” (each as defined in Annex A) and is rebalanced daily for exposure to the Underlying Index.

The Underlying Index attempts to replicate an unfunded rolling position in the nearby quarterly CME S&P 500 E-Mini futures (the “Futures Contracts”), which reference the S&P 500® Index (the "S&P 500"), other than during the five-day rolling period which occurs prior to the expiration of the nearby Futures Contracts, when the Index measures, in part, the performance of the second nearby Futures Contracts. To achieve the target volatility, the Index can allocate a maximum exposure to the Underlying Index of up to 500% and, conversely, can allocate as little as 0%. The S&P 500 consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the Futures Contracts and the S&P 500, see Annex A included at the end of this document.

Decrement Deduction

The Index is subject to a 6.0% per annum daily deduction (the "Decrement"), regardless of whether the Index appreciates or depreciates. The Decrement is applied daily at the rate of 6.0% per annum, even when the Index is not fully invested in the Underlying Index. The 6.0% per annum daily deduction will offset any appreciation of the Underlying Index, will heighten any depreciation of the Underlying Index and will generally be a drag on the performance of the Index. The Index will underperform a similar index which does not include such a decrement feature.

Target Volatility

On each daily rebalancing day, the Index's exposure to the Underlying Index is based on the realized volatility of the Futures Contracts, which is a measurement of the degree of movement in the price of such asset(s) over a specified period. Specifically, the Index's exposure is set equal to (a) the 40% volatility target (the “Target Volatility”) divided by (b) the greater of the 5-day or 40-day realized volatility of the Futures Contracts, subject to a maximum exposure of 500%. For example, if the 5-day and 40-day realized volatility of the Futures Contracts were equal to 15% and 20%, respectively, the Index's exposure to the Underlying Index would equal 200% (or 40% / 20%). Conversely, if the 5-day and 40-day realized volatility of the Futures Contracts equaled 50% and 40%, respectively, the Index's exposure to the Underlying Index would equal 80% (or 40% / 50%). The Index’s exposure to the Underlying Index will be greater than 100% when the greater of the 5-day and 40-day realized volatility of the Futures Contracts is below 40%, and will be less than 100% when the greater of the 5-day and 40-day realized volatility of the Futures Contracts is above 40%. As set out more fully in Annex A, the 5-day and 40-day realized volatility are calculated based on the settlement prices of the relevant Futures Contracts over the preceding 4 and 39 days, and the time-weighted average prices (or "TWAP") of the relevant Futures Contracts on such relevant calculation day, determined intraday prior to the publishing of the official settlement price for the Futures Contracts on that day.

In general, the Index’s target volatility feature is intended to result in the volatility of the Index being more stable over time relative to an otherwise comparable index without a volatility target feature. No assurance can be provided that the volatility of the Index will be stable at any time, or that the Index will succeed in seeking to achieve its target volatility.

The Underlying Index

The investment objective of the Underlying Index is to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500. To achieve this, the Underlying Index measures the performance of the nearby Futures Contracts, other than during the rolling period, which occurs prior to the expiration of the nearby Futures Contracts, when it also measures, in part, the performance of the second nearby Futures Contract. The Futures Contracts are rolled quarterly in March, June, September and December over a 5 day rolling period, as described more fully in Annex A, resulting in the Underlying Index tracking only the second nearby Futures Contracts on the expiration day of the nearby Futures Contracts. The Underlying Index is an "excess return" index and not a "total return" index, which means it measures the returns accrued from investing in uncollateralized futures contracts. As a result, the level of the Underlying Index (and, therefore, the Index) does not benefit from any collateral return on any futures contracts or any dividends or other distributions on any index constituents of the S&P 500.

The Index is subject to risks associated with the use of significant leverage. In addition, the Index may be significantly uninvested on any given day, and, in that case, will realize only a portion of any gains due to appreciation of the Underlying Index (and the Futures Contracts) on that day. The index is deducted daily at a rate of 6.0% per annum, even when the Index is not fully invested. Further, because the Index and the Underlying Index are "excess return" indices, they are based on an unfunded position, meaning you will not receive any interest or benefit from any collateral return, irrespective of whether the Index is leveraged or unfunded.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Futures Contracts.

For additional information about the Index, the Underlying Index, the Futures Contracts and the S&P 500, see Annex A included at the end of this document.

Hypothetical Back-Tested Data and Historical Information

The graph below illustrates the hypothetical back-tested performance of the Index from January 4, 2016 through September 25, 2025 and the actual historical performance of the Index from September 26, 2025 through August 14, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Key Risks - Risks Relating to Characteristics of the Underlying Asset - The hypothetical back-tested performance of the underlying asset set forth under “Hypothetical Back-Tested Data and Historical Information” herein is purely theoretical and does not represent the actual historical performance of the underlying asset and has not been verified by an independent third party” above. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the Index on August 14, 2026 was 320.07. The dotted lines respectively represent the call threshold level of 320.07, which is equal to 100.00% of the initial level, the coupon barrier of 192.04, which is equal to 60.00% of the initial level and the downside threshold of 160.04, which is equal to 50.00% of the initial level. Past performance and hypothetical back-tested performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent coupons as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent coupon, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon(s) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Hogan Lovells Cadwalader US LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to the discussions below with respect to Section 871(m) of the Code and FATCA (as defined below), our special U.S. tax counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code, discussed above, and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition or maturity of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying asset, any underlying constituents, as applicable, or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying asset, any underlying constituents, as applicable, or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell the Notes to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers or fee-based advisory accounts may have agreed to purchase Notes from a third-party dealer at a purchase price of at least $965.00 per Note, and such third-party dealer, with respect to such sales, may have agreed to forgo some or all of the underwriting discount. UBS Securities LLC will also pay another unaffiliated dealer a marketing fee per Note in the amount indicated on the cover hereof with respect to all of the Notes in connection with its marketing efforts. The marketing fee will be deducted from amounts remitted to UBS. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting compensation) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA Retail Investors - The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors - The Notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the "UK"). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the "EUWA"); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the "FCA") Product Disclosure Sourcebook ("DISC") for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Notes or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

Validity of the Notes

In the opinion of Ashurst Perkins Coie, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Ashurst Perkins Coie has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated July 9, 2026 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Ashurst Perkins Coie dated June 26, 2026 filed with the Securities and Exchange Commission as an exhibit to the Current Report on Form 6-K on June 26, 2026.

Annex A

Additional Information About the Solactive U.S. Large Cap Volatility Navigator 40 Index

Overview

The Solactive U.S. Large Cap Volatility Navigator 40 Index (the “Index”) is a rules-based index that was developed by Solactive AG ("Solactive"), with consultation from UBS, and was established on September 26, 2025. The Index employs a dynamic rules-based strategy that seeks to provide exposure to the Solactive Future Series 5-Day Roll United States 500 Excess Return USD Index (the "Underlying Index"), an unfunded rolling futures index that is designed to measure the performance of the nearby quarterly CME S&P 500 E-Mini futures (the “Futures Contracts”), which reference the S&P 500® Index (the "S&P 500"). In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio, targeting a level of 40% volatility with a maximum exposure to the rolling futures index of 500% and a minimum exposure of 0%. The Index is subject to a 6.0% per annum daily deduction or decrement.

The Index is subject to risks associated with the use of significant leverage. In addition, the Index may be significantly uninvested on any given day, and, in that case, will realize only a portion of any gains due to appreciation of the Futures Contracts on that day. The Index is deducted daily at a rate of 6.0% per annum, even when the Index is not fully invested. Further, because the Index and the Underlying Index are "excess return" indices, they are based on an unfunded position, meaning you will not receive any interest or benefit from any collateral return, irrespective of whether the Index is leveraged or unfunded.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Futures Contracts.

Calculation of the Index

The Index is calculated daily in U.S. dollars on each "Calculation Day", which is a day that is a Futures Trading Day (as defined below) and is rebalanced daily for exposure (each such Calculation Day may also be referred to as a “Rebalancing Day”).

Solactive will determine the level of the Index according to the following methodology and the level of the Index will be rounded to two (2) decimal places for publication:

Where:

: The level of the Index as of the Calculation Day t.

: The level of the Index as of the Calculation Day t-1.

: The exposure of the Index to the Underlying index as of the Calculation Day t-1.

: The level calculated by Solactive at the close of business (the "Closing Level") of the Underlying Index as of the Calculation Day t.

: The Closing Level of the Underlying Index as of the Calculation Day t-1.

: The number of calendar days between Calculation Day t (including) and Calculation Day t-1 (excluding).

: The decrement percent of 6.0% per annum, deducted daily.

Pursuant to the above, the exposure of the Index to the Underlying Index as of Calculation Day t, which is rebalanced daily, is calculated according to the following:

Where:

round: Rounding function to the number of decimals specified (6).

: The maximum exposure, which equals 500%.

: The level of the target volatility of 40%.

: The realized volatility as of Calculation Day t is calculated according to the following:

Where:

: The 5 day (4 returns) volatility as of Calculation Day t.

: The 40 day (39 returns) volatility as of Calculation Day t.

The n-day volatility (where n = 5 or n = 40) is calculated according to:

Where:

: EOD/TWAP Return as the Calculation Day which is i Calculation Days prior to Calculation Day t.

: EOD/EOD Return as the Calculation Day which is i Calculation Days prior to Calculation Day t.

: The average of the last n-days of returns, including t.

The “TWAP Level" of the Underlying Index is calculated as follows:

Each quote tick n (and total of N ticks), which arrive between the Time Window Start, meaning 12:45 p.m. America/Chicago on CME (as defined below) regular trading days and 9:45 a.m. America/Chicago on CME E-mini S&P 500 futures early close days, and Time Window End, meaning 1:00 p.m. America/Chicago on CME regular trading days and 10:00 a.m. America/Chicago on CME E-mini S&P 500 futures early close days, will be used in calculation of the TWAP on Calculation Day t.

The TWAP, , and as of Calculation Day t of Future Contract c is calculated according to the following formula:

Where:

: is the quoted buy price received last in the n-th second on or after the Time Window Start of Future Contract c on Calculation Day .

: is the quoted sell price received last in the n-th second on or after the Time Window Start of Future Contract c on Calculation Day .

Further the as of Calculation Day t of the Future Contract c is calculated according to the following formula:

Finally, and EOD/TWAP Return and EOD/EOD Return as of Calculation Day t of is calculated according to the following formula:

and

With

being the Weight (as defined below) of the Future Contract c on Calculation Day , the Settlement Price of Future Contract c on Calculation Day , and

the Settlement Price of Future Contract c on Calculation Day t-1

Additional information regarding the Index may be obtained at the following website: solactive.com/indices/. All disclosures contained in this document regarding the Index are derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Index. You should make your own investigation into the Index.

Underlying Index

The Underlying Index is also managed, maintained and calculated by Solactive and measures the performance of the nearby Futures Contracts, other than during the rolling period, when it also measures the performance of the second nearby Futures Contract. The relevant Futures Contracts are rolled quarterly in March, June, September and December over a five day roll period beginning on the seventh (7th) Futures Trading Day preceding the last Futures Trading Day of the relevant futures contract. A "Futures Trading Day" is a day on which the Chicago Mercantile Exchange ("CME") is scheduled to be open for trading.

The level of the Underlying Index on each Futures Trading Day will equal:

Where:

𝐼𝑛𝑑𝑒𝑥𝑡−1: is the Underlying Index on the Calculation Day immediately preceding Calculation Day 𝑡.

𝐹𝑢𝑡𝑢𝑟𝑒𝑅𝑒𝑡𝑢𝑟𝑛𝑡: is the future return as of Calculation Day 𝑡 as defined under "—Future Return" below.

𝐴𝑑𝑗𝑢𝑠𝑡𝑚𝑒𝑛𝑡𝑡: is the adjustment as of Calculation Day 𝑡, which is set to 0.

𝐹𝑢𝑛𝑑𝑖𝑛𝑔𝑡: is the funding as of Calculation Day 𝑡, which is set to 0.

Future Return: The Future Return as of Calculation Day 𝑡 is calculated as follows:

Where:

𝑤𝑡𝐴𝑐𝑡𝑖𝑣𝑒: is the "Weight" of the active contract as of Calculation Day 𝑡, calculated as follows:

Where,

#𝐶𝐷𝑎𝑦𝑠𝑡,𝑅𝑜𝑙𝑙𝐸𝑛𝑑𝑡: is the number of Calculation Days between Calculation Day 𝑡 (excluding) and 𝑅𝑜𝑙𝑙𝐸𝑛𝑑𝑡 (including).

𝑤𝑡𝑁𝑒𝑥𝑡: is the Weight of the next active contract as of Calculation Day 𝑡, calculated as follows: .

𝑃𝑥𝑡𝐴𝑐𝑡𝑖𝑣𝑒: is the "Future Level" of the active contract as of Calculation Day 𝑡 as defined under "—Future Level."

𝑃𝑥𝑡𝑁𝑒𝑥𝑡: is the Future Level of the next active contract as of Calculation Day 𝑡 as defined under "—Future Level."

𝑃𝑥𝑡−1𝐴𝑐𝑡𝑖𝑣𝑒: is the Future Level of the active contract as of Calculation Day immediately preceding Calculation Day 𝑡 as defined under "—Future Level."

𝑃𝑥𝑡−1𝑁𝑒𝑥𝑡: is the Future Level of the next active contract as of Calculation Day immediately preceding Calculation Day 𝑡 as defined under "—Future Level."

𝐹𝑋𝐶𝑜𝑛𝑣𝑒𝑟𝑠𝑖𝑜𝑛𝑡: is the fx conversion as of Calculation Day 𝑡, which is set to 1.

Future Level: The Future Level of the Future Contract c as of Calculation Day t is set to the settlement level, or the final regular-hours price at which the Future Contract will reference at the end of each Calculation Day and upon its expiration published by CME and determined in accordance with CME, provided by the CME on Calculation Day t.

The Underlying Index was first published on September 1, 2024. All disclosures contained in this document regarding the Underlying Index are derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Index. You should make your own investigation into the Underlying Index.

Futures Contracts

CME S&P 500 E-Mini futures (the “Futures Contracts”) are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the CME, representing a contract unit of $50 multiplied by the S&P 500® Index, measured in cents per index point.

Futures Contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the Futures Contracts terminates on the third Friday of the contract month.

The daily settlement prices of the Futures Contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of the Futures Contracts is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month.

All disclosures contained in this document regarding the Futures Contracts are derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Futures Contracts. You should make your own investigation into the Futures Contracts.

The S&P 500

We have derived all information regarding the S&P 500® Index (the “S&P 500”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (“S&P Dow Jones”).

The S&P 500 is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish the S&P 500, and may discontinue publication of the S&P 500 at any time. The S&P 500 is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500 is intended to provide an indication of the pattern of common stock price movement of a selection of large capitalization U.S. companies. The calculation of the value of the S&P 500 is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Select information regarding top constituents and industry and/or sector weightings may be made available by S&P Dow Jones on its website.

All disclosures contained in this document regarding the S&P 500 are derived from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500. You should make your own investigation into the S&P 500.

License Agreement

We have entered into a license agreement with Solactive AG that provides an exclusive license to us, in exchange of a fee, for the right to use the Index, which is owned and published by the Solactive AG, in connection with the Notes.

Solactive AG (“Solactive”) is the licensor of the Solactive U.S. Large Cap Volatility Navigator 40 Index (the “Index”). The financial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactive in any way and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive does not guarantee the accuracy and/or the completeness of the Index and shall not have any liability for any errors or omissions with respect thereto. Notwithstanding Solactive’s obligations to its licensees, Solactive reserves the right to change the methods of calculation or publication with respect to the Index and Solactive shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the Index. Solactive shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suffered or incurred as a result of the use (or inability to use) of the Index.

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